UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                -----------------

                                 CURRENT REPORT

           Pursuant to Section 13 or 15(d) of The Securities Exchange
               Act of 1934 Date of Report (Date of earliest event
                            reported): April 21, 2005


                         California Pizza Kitchen, Inc.
                         ------------------------------
             (Exact name of registrant as specified in its charter)


         Delaware                        000-31149            95-4040623
         --------                        ---------            ----------
(State or other jurisdiction of         (Commission         (IRS Employer
       incorporation)                   File Number)      Identification No.)



6053 West Century Boulevard, 11th Floor
         Los Angeles, California                      90045-6438
----------------------------------------              -----------
(Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code: (310) 342-5000 Not Applicable (Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 -  Registrant's Business and Operations

Item 1.01         Entry into a Material Definitive Agreement.

On April 21, 2005, California Pizza Kitchen, Inc. (the "Company") entered into an employment agreement with Susan M. Collyns to serve as Senior Vice President, Finance and Chief Financial Officer, effective January 3, 2005. The term of the employment agreement expires on December 28, 2007, subject to automatic one year extensions. Under the employment agreement, Ms. Collyns will receive a base salary of $300,000 per year, subject to discretionary annual increases from the compensation committee. Annual bonuses for Ms. Collyns is based upon the Company's attainment of specified financial targets and, upon such attainment, will fall within a range of 30% to 200% of her base salary, with a target of 45% of base.

Ms. Collyns was granted an option (the "Collyns Option") to acquire 100,000 shares of Common Stock, pursuant to the Company's 2004 Omnibus Incentive Compensation Plan. The per share exercise price of the Collyns Option is equal to $24.51, which is the fair value on the date of grant, and the Collyns Option vests and becomes exercisable as to 50% of the grant on the grant date and thereafter as to an additional 4.17% of the original grant on each quarterly anniversary until fully vested and exercisable at the end of the third anniversary of the grant date. In the event Ms. Collyns' employment terminates for any reason other than for "cause" or voluntary termination by her without "good reason", the vested portion of the Collyns Option will continue to be exercisable for at least three years following the employment termination date, but not longer than the expiration of the ten-year term after the date of grant. Ms. Collyns is entitled to additional option grants each year during the term of the employment agreement beginning in 2006 in a minimum amount of (i) options to purchase 30,000 shares of common stock, or (ii) with the consent of Ms. Collyns, 10,000 shares of restricted stock.

In the event the Company does not extend the term of employment, Ms. Collyns (or her estate in the event she dies after her termination, as applicable) will be entitled to the following: (i) an amount equal to the sum of base salary and target bonus; (ii) full vesting and immediate exercisability of any unvested options and immediate lapse of any restrictions on restricted stock; (iii) extension of the post-termination exercise period with respect to any stock option until the earlier of the last day of the three-year period following the termination of employment or expiration date of such option according to its terms; and (iv) continuation for one year following termination of employment of health insurance benefits consistent with those provided by the Company to its senior Executives; provided, however, that any amount payable to Ms. Collyns will be reduced by any compensation she earns as a result of consultancy with or employment by another entity or individual during the one year payout period. There will be no reduction in any amounts payable by the Company to Ms. Collyns for compensation earned by Ms. Collyns in connection with service as a member of the Company's board of directors or as a board member of any other entity.

In the event the employment of Ms. Collyns is terminated by the Company other than for "disability" or "cause" or by her for "good reason", or if such termination occurs within two years following a "change of control", Ms. Collyns (or her estate in the event she dies after her termination, as applicable) will be entitled to the same benefits as if the Company did not extend the term of the employment provided that Ms. Collyns will be entitled to an amount equal to two times the sum of base salary and target bonus rather than one times such amount.

In the event the employment of Ms. Collyns is terminated by the Company as a result of the death or "disability" of Ms. Collyns, she (or her estate in the event she dies after her termination, as applicable) will be entitled to (i) full vesting and immediate exercisability of any unvested options and immediate lapse of any restrictions on restricted stock; and (ii) extension of the post-termination exercise period with respect to any stock option until the earlier of the last day of the three-year period following the termination of employment or expiration date of such option according to its terms.

If any of the payments or benefits received or to be received by Ms. Collyns will be subject to any excise tax imposed under Section 4999 of the Internal Revenue Code resulting from application of Section 280G of the Code, the Company will pay to Ms. Collyns an additional amount such that the net amount retained by Ms. Collyns, after deduction of such excise tax, would be the same as the amount she would have retained had such excise tax not been incurred.

                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


April 25, 2005      California Pizza Kitchen, Inc.
                    a Delaware corporation


                    By:      /s/ Larry S. Flax
                    ------------------------------------------------------------
                             Larry S. Flax
                             Co-Chief Executive Officer, Co-President and
                             Co-Chairman
                             of the Board


                    By:      /s/ Richard L. Rosenfield
                    ------------------------------------------------------------
                             Richard L. Rosenfield
                             Co-Chief Executive Officer, Co-President and
                             Co-Chairman
                             of the Board